EXHIBIT 10.4

LYNN B. MCKEE EXECUTIVE VICE PRESIDENT/HUMAN RESOURCES

November 12, 2008

Mr. Joseph Neubauer

Dear Joe:

We need to confirm some technical aspects of your Employment Agreement with ARAMARK dated as of November 2, 2004, as previously amended (your “Employment Agreement”), in light of recent changes to certain income tax laws. As we have briefly discussed:

•	When your Employment Agreement refers to termination of your employment (or similar terms), it means “separation from service” within the meaning of Section 409A of the Code.

•

Your SRB (as defined in Exhibit A of your Employment Agreement) is intended, of course, only to begin when your employment with us terminates. Accordingly, Paragraph 2 of Exhibit A of your Employment Agreement will be interpreted to provide that the SRB will commence on the first day of the month following any termination of your employment (so that, if your Employment Agreement expires but your employment with ARAMARK continues, your SRB will not begin until your employment actually terminates).

•

Your Employment Agreement provides benefits if you suffer a “Permanent Disability.” As a result of this letter, (1) the term “Permanent Disability” used in your Employment Agreement will now be defined in the same way as the term “disability” is defined under Section 409A of the Code and (2) you will be entitled to receive the benefits described in Section 9(e) (and Exhibit A, as applicable) of your Employment Agreement on the date you experience a Permanent Disability (with your Pro Rata Bonus being calculated based on the number of days prior to the date of your Permanent Disability that you are employed with ARAMARK during the year in which your Permanent Disability occurs, relative to the total number of days in such year). For the avoidance of doubt, after you experience a Permanent Disability, you will not be entitled to any extra benefits (other than any Accrued Amounts or Plan Amounts accrued thereafter) under Section 9 of your Employment Agreement for any later termination of employment.

•

When Section 9 of your Employment Agreement provides that you may become entitled to a payment but does not provide for the specific time within which it must be made, the payment will be made within 10 business days of your becoming entitled to it.

For ease of reference, all capitalized terms used in this letter are as defined in the Employment Agreement, except as otherwise stated.

Please sign where indicated below to acknowledge that your Employment Agreement will now be read as set forth above and return such signed copy to my attention at your earliest convenience.

1101 MARKET STREET

PHILADELPHIA, PA 19107

Joseph Neubauer	-2-	November 12, 2008

Sincerely,

/s/ Lynn B. McKee

Lynn B. McKee

Executive Vice President, Human Resources

Acknowledged and agreed this 14 day of November, 2008.

/s/ Joseph Neubauer

Joseph Neubauer